                      EMPLOYMENT AND STOCK OPTION AGREEMENT

         This Agreement is made this 1st day of July, 1996, among PAULETTE HAVNVIK, SUPERPUMPER, INC., and SPF ENERGY, INC., hereinafter referred to as Havnvik, Superpumper, and SPF respectively. Superpumper and SPF are herein sometimes referred to collectively as Employers.

                                    RECITALS

         1. SPF has recently acquired a substantial majority of the outstanding shares of Superpumper common stock in an exchange of Superpumper shares for SPF shares. Before SPF acquired a majority of capital stock in Superpumper, Havnvik was a principal executive employee of Superpumper. The parties desire her continued employment, including provisions for her employment responsibilities to be reduced.

         2. Havnvik is a beneficiary of a deferred compensation agreement among her, John Havnvik (her deceased husband and a former principal executive employee of Superpumper), and Superpumper. The parties desire to arrange for her continued receipt of the deferred compensation.

                                    AGREEMENT

                              EMPLOYMENT AGREEMENT

         1. EMPLOYMENT. Employers hereby employ Havnvik and she accepts such employment upon the terms and conditions herein set forth.

         2. TERM. The term of employment shall begin on the date set forth above and shall continue until terminated as herein provided.

         3. DUTIES. Havnvik is employed to actively participate in the management of the Superpumper business operations. She will devote her full-time and best efforts to the performance of executive and management duties as assigned by the respective boards of directors of Superpumper and SPF, subject to reduction to part-time service as herein provided.

         Without limiting the scope of her executive and management duties, the parties particularly intend that Havnvik shall participate in decisions regarding the establishment of new Superpumper business locations or changes in the status of any existing location, including whether any particular location shall be "branded" or affiliated with any major national brand of automotive fuel. During the two-year period commencing on the date set forth above, no location which is now unbranded shall be branded without Havnvik's consent.

         4. COMPENSATION. For all services rendered by Havnvik under this Agreement, she shall be paid as follows:

         A. BASIC COMPENSATION. Havnvik shall be paid as basic compensation at the annual rate of $125,000 for full time employment, payable in monthly installments. In the case of reduction to part-time service, her basic annual salary shall be proportionally reduced.

         B. ANNUAL INCREASE. Havnvik's basic compensation shall be increased each year during the term of this contract, by an amount equal to 5% of the preceding year's basic compensation. In the case of reduction of her hours of service, her annual increase shall be proportionally reduced.

         EXAMPLE:
         --------
         1997 compensation will be $131,250.
         (1.05 x $125,000 1996 compensation)
         1998 compensation will be $137,813.
         (1.05 x $131,250 1997 compensation)
         1999 compensation will be $144,703.
         (1.05 x $137,813 1998 compensation)

         C. ADDITIONAL COMPENSATION. Compensation in addition to basic compensation and annual increases may be paid in such amounts and at such times as the respective boards of directors of Superpumper or SPF may from time to time determine. In the case of a payment of additional compensation to SPF's other principal officer, Jeff Farstad, exceeding his basic compensation for any year, Havnvik shall be paid additional compensation proportionate to her basic compensation for the year as compared to Farstad's basic compensation for the year.

         D. FRINGE BENEFITS. Havnvik shall participate in any "fringe benefits," including but not limited to retirement plans, health insurance plans, sick leave or vacation leave, as may from time to time be adopted by either Superpumper or SPF.

         5. WORKING FACILITIES. Superpumper will furnish Havnvik with an office, equipment, technical and secretarial assistance, and other facilities and services suitable to her position and adequate for the performance of her duties. Superpumper shall provide Havnvik with a company car of similar quality and upon the same terms and conditions as those prevailing during 1995.

         6. EMPLOYEE EXPENSES. Superpumper shall reimburse Havnvik for travel and other expenses reasonably and necessarily incurred in the performance of her duties pursuant to this Agreement.

         7. ADMINISTRATION. Superpumper and SPF will arrange for one of them to serve as common paymaster to provide funds and administration of Havnvik's compensation and benefits, and to allocate her compensation, benefits, and other expenses between Superpumper and SPF in the discretion of their respective boards of directors.

         8. MODIFICATION OR TERMINATION. Employers shall not terminate Havnvik's employment except for serious misconduct or failure of performance of duties.

         Havnvik shall not terminate her employment or reduce her annual hours of service before January, 1998, except as reasonably required by personal health or hardship.

         After December 31, 1997, Havnvik shall be privileged to terminate her employment or to reduce her full-time service to part-time service, with discretion to manage her work schedule.

         EXAMPLES:
         ---------
         Beginning in January, 1999, Havnvik decides upon a life of semi-retirement, including 2 months free of work and 10 months of reduced work at 100 hours per month. Thus, her work schedule is reduced from the full time norm of 2,000 hours to 1,000 annual hours of service. Consequently, her 1999 compensation, $144,703 (See example under paragraph 4B above), is reduced by one-half, to $72,352 for half-time hours of service.

         In the case of her reduction of hours of service while continuing as an employee, Havnvik shall be privileged to participate in Superpumper's retirement or health insurance plans, in accordance with applicable law, plan specifications, and insurance policies.

         In the case of her resignation from employment, Havnvik shall be retained as a consultant to SPF for a term ending on the earlier of December 31, 2005, or the fifth anniversary of her resignation, at the annual compensation of $50,000. She shall be privileged to participate in Superpumper's retirement or health insurance plans, in accordance with applicable law, plan specifications, and insurance policies. In any event, she shall be privileged to remain in SPF's health insurance group until she qualifies for "Medicare" insurance.

         All rights and obligations under this Agreement, will terminate without notice on December 31, 2005, provided Havnvik's privilege to remain in SPF's health insurance group shall not expire until she is qualified by age for Medicare insurance.

         9. DEFERRED COMPENSATION. The deferred compensation arrangement referred to in the recitals entitles Havnvik to receive from Superpumper sixty
(60) monthly payments of $4,167.00 beginning in March 1995 through February 2000. Havnvik will continue receipt of the remaining monthly installments of deferred compensation after the effective date of this contract, even though she will concurrently receive compensation for current services.

         Deferred compensation rights are personal to Havnvik, as provided in the original January 1995 agreement. Deferred compensation rights will lapse on her death, with the intended consequence that neither her personal representative nor any heir or legatee will be entitled to receive deferred compensation under this agreement or the original January 1995 deferred compensation agreement.

                              OPTIONS TO SELL STOCK

         10. OPTIONS TO SELL SPF SHARES. Havnvik shall have options to sell to SPF up to 10,870 shares during 1996, 9,780 shares during 1997, and 67,732.7 shares per year during and after 1998, at a price determined as herein provided.

         The 1996 option price shall be $5.52 per share. The 1997 and later years' option price shall be the greater of $4.60 per share or 92% of the price of SPF shares in its most recent public offering, or if no offering has been made within two (2) years the option price shall be the greater of $4.60 per share or 2.5 times the book value of SPF shares (determined in accordance with generally accepted accounting principles) as of the most recent fiscal/calendar year.

         The 1996 option shall be exercisable by written notice delivered to SPF during July, 1996. 1997 and following years' options shall be exercisable by written notice delivered to SPF during January of each calendar year, beginning in 1997. Havnvik shall deliver stock certificates or other appropriate documents with any notice of exercise of her option to sell shares. SPF shall pay the price for shares sold in a series of equal monthly installments during the calendar year, without interest. If any annual option is not exercised, it will not lapse and may be exercised in a later year, provided that the number of shares SPF shall be required to redeem in any year shall not exceed 67,732.7.

         Options to sell under this paragraph 10 are personal to Havnvik while she is living. The options may not be assigned in connection with assignment of any of her shares in SPF.

         In the case of Havnvik's death before January 1, 2011, her personal representative or any heir or legatee who receives her shares will be privileged to sell any of her shares to SPF on the same terms as would Havnvik if she were then living, provided that the number of shares SPF shall be required to redeem in any year shall not exceed 67,732.7, and provided that SPF shall not be required to redeem any shares in any year after 2011.

         In the case of Havnvik's death on or after January 1, 2011, her options will lapse on her death, with the intended consequence that neither her personal representative nor any heir or legatee who receives her shares will be privileged to sell any of her shares to SPF.

         Dated this 25th day of June, 1996.


                                           /s/  Paulette Havnvik
                                           ------------------------------------
                                           Paulette Havnvik


                                           SUPERPUMPER, INC.


                                        By /s/ Paulette Havnvik
                                           ------------------------------------
                                           Paulette Havnvik
                                           Its President

                                           SPF, INC.


                                        By /s/ Jeff Farstad
                                           ------------------------------------
                                           Jeff Farstad
                                           Its President